EXHIBIT 10(a)

This Instrument Prepared By
and return to:
James Sadock, Jr., Esq.
5550 Glades Road, Suite 100
Boca Raton, Florida  33431


                                   FIRST AMENDMENT TO
                    LOAN AGREEMENT, SECURITY AGREEMENT AND COLLATERAL
              ASSIGNMENT OF LOANS, NOTES, MORTGAGES AND SECURITY DOCUMENTS

       This First Amendment to Loan Agreement, Security Agreement and Collateral Assignment of Loans, Notes, Mortgages and Security Documents ("First
Amendment") is executed and delivered as of the 25th day of February, 1994 by and between CV REIT, INC., f/k/a Cenvill Investors, In West Palm Beach,
Florida 33417 (the "Assignor") and OHIO SAVINGS BANK, an Ohio
Street, Cleveland, Ohio 44114 ("Lender");

                                  W I T N E S S E T H :

       WHEREAS, in consideration for a loan from Lender to Assignor in the amount of Seven Million Five Hundred Thousand and no/100 Dollars ($7,500,000.00) made on October 26, 1993 (the "Term Loan"), Assignor and delivered to Lender its Secured Promissory Note dated October 26, 1993 in the original amount of Seven Million Five Hundred Thousand and no/100 Dollars ($7,500,000.00) U.S. (the "Term Note");

       WHEREAS, the Term Note is evidenced and secured by, among other things a Loan Agreement, Security Agreement and Collateral Assignment of Loans, Notes, Mortgages and Security Documents ("Assignment") executed and delivered as of the 26th day of October, 1993 by Assignor to Lender and recorded on October 27, 1993 in Official Records Book 21318, Page 648, of the Public Records of Broward County, Florida, and on November 1, 1993 in Official Records Book 3870, Page 3743, of the Public Records of Volusia County, Florida; and

       WHEREAS, Assignor and Lender have agreed that Lender shall make available to Assignor a revolving line of credit not to exceed Four Million and no/100 Dollars ($4,000,000.00) (U.S.) (the "Revolving Loan"), to be evidenced by a Secured Revolving Promissory Note of even date herewith the "Revolving Note") and secured by the Assignment as modified by this First Amendment.

       NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Assignor and Lender hereby covenant and agree as follows:



1. Recitals. The aforementioned recitals are true and correct and are hereby incorporated by this reference.

2. Existing Term Loan. As of the date hereof, the unpaid principal balance of the Term Note is $2,500,000.00, and interest has been paid on the Term Note through January 31, 1994. Assignor acknowledges that the indebtedness evidenced by the Term Note is free of any and all defenses, setoffs and counterclaims, and that Assignor has no claims against Lender in connection with or related to the Term Loan or any Loan Document as of the date hereof.

3. Modification of Assignment. The Assignment is hereby amended and modified as follows:

(a) The indebtedness evidenced by the Revolving Note is and shall be secured by the Assignment, in addition to the indebtedness evidenced by the Term Note. From and after the date of this First Amendment, the aggregate principal amount secured by the Assignment, as hereby amended and modified, shall never exceed Eight Million and no/100 Dollars ($8,000,000.00).

              (b)  Definitions.

(i) The definition of the term "Default Rate" defined in Section 1(h) of the Assignment is hereby replaced and superseded by the following: "An interest rate equal to five percent (5%) per annum in excess of the interest rate prescribed in the first paragraph of the Term Note or Revolving Note (as applicable), as adjusted from time to time."

(ii) The definition of the term "Loan" defined in Section 1(k) of the Assignment is hereby replaced and superseded by the following: "The Term Loan and/or Revolving Loan."

(iii) The term "Loan Documents" defined in Section 1(l) of the Assignment shall include the Revolving Note.

(iv) The terms listed below shall have the following meanings unless otherwise required by context, and such definitions shall be added to and be a part of Section 1 of the Assignment:

(r) Advance. An advance made by Lender to Assignor, subject to the provisions and conditions of this Assignment, and payable in accordance with the Revolving Note and this Assignment.

(s)  Maturity date.  December 31, 1995.

(t)  Maximum Revolving Loan Amount.  Four Million Dollars ($4,000,000.00).

(u) Maximum Revolving Sublimit. Two Million Five Hundred Thousand Dollars ($2,500,000.00).

(v)  Note.  The Term Note and/or the Revolving Note.

(w) Revolving Loan. The Revolving Loan in the maximum amount of Four Million Dollars ($4,000,000.00) provided in Sections 2(d) through (k) hereof, and evidenced by the Revolving Note and secured by this Assignment.

(x) Revolving Loan Account. An account maintained by Lender on its books, which will evidence all Advances, accrued interest thereon, other amounts due to Lender with respect to the Revolving Loan, and all payments thereof by Assignor.

(y) Revolving Note. The Secured Revolving Promissory Note of even date herewith executed and delivered to Lender by Assignor in the maximum principal amount of Four Million Dollars ($4,000,000.00), including any partial or total extension, restatement, renewal, amendment, modification or substitution thereof or therefor.

(z) Term Loan. The loan in the original amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) made by Lender to Assignor on or about October 26, 1993, and evidenced by the Term Note and secured by this Assignment.

(aa) Term Note. The Secured Promissory Note dated October 26, 1993 in the original amount of Seven Million Five Hundred Thousand Dollars
($7,500,000.00) from Assignor to Lender, evidencing the Term Loan.

(v) Capitalized terms used herein and not otherwise defined herein shall have the meanings prescribed therefor in the Assignment to the extent defined therein.

(c) Sections 2(a) and (b) of the Assignment shall be deemed to relate and refer solely to the, Term Loan, and shall not be applicable to the Revolving Note or the indebtedness evidenced thereby.

(d) Section 2. The following provisions are hereby added to Section 2 of the Assignment:

(d) Advances. Subject to the terms and conditions hereof, and in reliance on the representations and warranties herein contained, Lender shall make Advances of the proceeds of the Revolving Loan from time to time during the period commencing on the date hereof and ending on the Maturity Date to or for the account of Assignor up to but not exceeding an aggregate principal amount outstanding at any one time equal to the Maximum Revolving Sublimit, all of which shall be part of the Revolving Loan, and shall be repaid by Assignor to Lender with interest, as provided in the Revolving Note.
The Maximum Revolving Sublimit may be used by the Assignor for working capital; no portion of the proceeds of the Revolving Loan may be used to prepay the Term Note.

(e) Standby Letters of Credit. Not more than One Million Five Hundred Thousand Dollars ($1,500,000.00) of the proceeds of the Revolving Loan shall be allocated to provide funding for draws under Standby Letters of Credit issued by Lender in favor of the Division of Florida Land Sales,Condominiums and Mobile Homes of the Department of Business and Professional Regulation of the State of Florida, and/or Levy, Kneen, Wiener, Kornfeld & del Russo, P.A., as escrow agent, for the benefit of Hilcoast or its subsidiary Newcen Communities, Inc. ("Newcen") on and subject to the following terms and conditions:

i. Each Standby Letter of Credit shall be issued for the purpose of enabling Hilcoast or Newcen to utilize earnest money deposits, made pursuant to bona fide sales contracts, for the construction of Century Village Units, and for no other purpose;

ii. The aggregate amount of Standby Letters of Credit outstanding at any one time shall not exceed One Million Five Hundred Thousand Dollars
($1,500,000.00);

iii. The terms and conditions of the Standby Letters of Credit shall be satisfactory to Lender and generally in accordance with the sample attached hereto as Exhibit A;

iv.  No Standby Letter of Credit shall be issued for a term of more than one
(1) year from the date of issue, and no Standby Letter of Credit may be renewed or extended for a term of more than one (1) year at a time;

v. Assignor shall pay to Lender, in advance, for each Standby Letter of Credit issued by Lender hereunder, an "Issuance Fee" of $250 and an initial "Letter of Credit Fee" equal to one and one-half percent (1.50%) of the maximum amount of each such Letter of Credit, regardless of the term or expiration date thereof (which shall be subject to clause iv above) and, if such Letter of Credit is renewed or extended in accordance herewith and subject hereto, an extension fee equal to one percent (1.00%) of the maximum amount of such Letter of Credit for each such renewal or extension, regardless of the term or expiration date thereof (which shall be subject to clause iv above); and

vi. Any and all amounts drawn pursuant to any such Letter of Credit shall be a part of the Revolving Loan secured hereby, and shall be evidenced by and payable in accordance with the Revolving Note, with interest as provided therein, provided that any amount drawn on any Letter of Credit after the Maturity Date shall be due and payable in full by Assignor to Lender within five (5) days after being drawn, and if not then paid, shall thereafter bear interest at the Default Rate under the Revolving Note.



(f) Loan Account. Lender shall debit to the Revolving Loan Account the amount of each Advance, the amount of each draw on each Standby Letter of Credit, and all interest, the Unused Commitment Fee (defined below), the Letter of Credit Issuance Fees, and other compensation or fees, if any, which are provided for in this Assignment and which are payable on or with respect to any Advances and the Revolving Note, and shall credit to the Revolving Loan Account by appropriate entries each payment of (i) principal and interest on account of each Advance and (ii) any other amount paid.
The Revolving Loan Account shall constitute prima facie evidence of all advances made by Lender hereunder and of all other entries contained therein.

(g) Manner of Borrowing. Not later than 10:00 AM, Cleveland, Ohio time, on the date on which any Advance is sought (which date must be a Business Day) Assignor shall give Lender oral or written notice requesting, and specifying the date, amount (which shall not be less than $100,000) and manner of each borrowing or reborrowing to be made pursuant to the Revolving Loan and, if such request is not made in writing, Assignor shall confirm the same in writing within twenty four (24) hours. Provided that all conditions to such borrowing have then been satisfied in the reasonable judgment of Lender, including without limitation the conditions of Section 4 of this Assignment, Lender shall make the Advance from its office or such other place Lender may select, payable to Assignor or to such other person as Assignor may have specified in its notice.

(h) Unused Commitment Fee. On the first day of each calendar month during the term of the Revolving Note, commencing with the first day of the first calendar month after the Revolving Note is signed, Assignor shall pay to Lender an "Unused Commitment Fee" equal to three-eighths of one percent (0.375%) per annum (based on a 360 day year and calculated for the actual number of days elapsed) of the daily unused portion during the preceding month of the difference between the Maximum Revolving Loan Amount minus the aggregate amount of outstanding Letters of Credit issued pursuant hereto.


(i) Payments and Repayments. Assignor shall make each payment hereunder and under the Revolving Note in accordance with Section 2 (c) hereof. Assignor may at any time repay the Revolving Note in whole or in part, without premium or charge, provided that each partial repayment shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000.00).

(j) Revolving Loan Reductions. Assignor shall have the right from time to time to terminate any unused portion of the Revolving Loan, thereby permanently reducing the Maximum Revolving Loan Amount, on and subject to the following terms and conditions:

i. Assignor shall give Lender at least three (3) Business Days written notice requesting the reduction, and specifying the amount (which shall be in even multiples of $100,000) (the "Reduction Amount") and whether the Reduction Amount shall apply to the Maximum Revolving Sublimit or the aggregate amount allocated for Standby Letters of Credit;


ii. No reduction in the aggregate amount allocated for Standby Letters of Credit shall be made which would result in the allocated amount being less than the maximum amount of all outstanding Standby Letters of Credit issued pursuant to this Assignment;

iii. The reduction in the Maximum Revolving Loan Amount shall take effect upon the first day of the first calendar month commencing more than three (3) Business Days from the date of Lender's receipt of Assignor's written notice; and

iv. Once the Maximum Revolving Loan Amount has been reduced, the Reduction Amount shall never again be available for Advances or issuance of Standby Letters of Credit, as the case may be.

(k) Termination/Maturity. Lender's obligation to advance funds under the Revolving Note shall automatically expire without any further notice or action on the part of Lender, and the outstanding balance of the Revolving Note shall be due and payable in full, on the Maturity Date, except for amounts thereafter drawn pursuant to Standby Letters of Credit, which shall be due and payable as provided above. Lender shall have the right to terminate immediately, at any time, any and all of its obligations hereunder, including its obligation to make Advances, pursuant to Section 9 of this Assignment.

(e) Section 7(b). Paragraph (b) of Section 7 is hereby superseded, restated and replaced by the following:

(b) At all times during the Term of the Term Loan, all loan payments with respect to the Assigned CV Loans shall be held as a trust fund as security for Assignor's obligations hereunder, and shall be paid by Assignor to Lender not later than five (5) days after the end of the calendar month in which such payment was received by Assignor and, in the absence of an Event of Default, all such loan payments shall be applied to the Term Loan, and not to the Revolving Loan, until the Term Loan has been paid in full. After the occurrence of an Event of Default, any license granted to the Assignor to collect any and all sums or payments that may be due under the Assigned CV Loans and/or Assigned VLX Loan shall thereupon terminate, and Lender may collect, sue for and receive, in the name of Assignor and its own name, all sums that are then due and unpaid, as well as any and all sums or payments thereafter accruing and becoming payable; and to this end, Assignor further will facilitate in all reasonable ways Lender's collection of said sums, and will, upon request of Lender, execute a written notice to the Borrowers and all other obligors on the Assigned Notes and all other
Assigned Loan Documents directing them to pay all sums due thereunder directly to Lender, and Assignor hereby appoints Lender its attorney-in-fact (which authority is coupled with an interest and is irrevocable by Assignor) for the purpose of enabling Lender to take any and all action it deems necessary or desirable to effectuate the foregoing.

(f) Section 8. Paragraph (a) of Section 8 of the Assignment is hereby amended, replaced and superseded by the following: "The failure by Assignor to make any payment within five (5) days after the same is due and payable pursuant to either Note or this Assignment."

(g) Section 18(b). Paragraph (b) of Section 18 is hereby superseded, restated and replaced by the following:

(b) Upon the payment in full of all indebtedness evidenced by the Term Note and Revolving Note and all sums payable hereunder and secured hereby, including with respect to any Standby Letters of Credit issued by Lender pursuant hereto, and the return to Lender of any and all Standby Letters of Credit issued pursuant to this Assignment (Lender and Assignor acknowledging that Standby Letters of Credit secured by this Assignment may be outstanding past the Maturity Date) and provided no obligation exists under any indemnity hereunder, this Assignment shall cease and terminate (except for any rights of indemnification that expressly survive such termination), and all right, title and interest of Lender in and to the Assigned Loan Documents shall revert to Assignor, and Lender shall, upon reasonable notice from and at the expense of Assignor, cause the Assigned Loan Documents to be fully released from any lien and charge imposed by this Assignment, endorse the Assigned Notes to Assignor without recourse and deliver to Assignor the original Assigned Loan Documents in the possession of Lender.

4. Representations and Warranties. Assignor represents and warrants that it has full power, authority and legal right to execute, deliver and perform the Revolving Note and this First Amendment, and that, as of the date hereof
(i) the warranties and representations of Assignor contained in the Assignment are true, correct and complete in all material respects; (ii) all the material covenants, terms and conditions of the Assignment remain satisfied; and (iii) no Event of Default, or event which upon the lapse of time, the giving of notice, or both, could become an Event of Default, has occurred under the Assignment.

5. Ratification of Loan Documents. Assignor acknowledges that the Term Note, the Assignment, as amended hereby, the UCC-1 and UCC-3 Financing Statements delivered in conjunction therewith, and any other document or instrument related thereto are valid and binding; that there are no defenses, set offs or counterclaims thereto; nothing herein or in the Revolving Note invalidates or shall impair or release any covenant, condition, agreement or stipulation in the Loan Documents; and Assignor shall perform and comply with and abide by each of the covenants, agreements, conditions and stipulations of the Loan Documents as amended hereby.

6. Fees, Expenses and Other Payments. At the time of execution and delivery of this First Amendment, Assignor shall pay to Lender a Commitment Fee in the amount of Twenty Five Thousand Dollars ($25,000.00), and shall further pay all reasonable costs, fees and expenses incurred by Lender in connection with this First Amendment.

7. Amendment to Debt and Mortgage Subordination Agreement. The term "Obligations" defined in Recital B on page 1 of the Debt and Mortgage Subordination Agreement dated as of October 26, 1993, made by Assignor in favor of Lender and recorded on October 27, 1993 in Official Records Book 21318, Page 731, of the Public Records of Broward County, Florida, shall include the Revolving Loan.

8.  Miscellaneous.

(a) Recording. Assignor shall promptly cause this First Amendment to be filed or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien of the Assignment upon and the interest of Lender in, the Assigned Loan Documents. Assignor will pay all filing and recording fees, and all expenses incident to the preparation, execution and acknowledgement of this First Amendment, and all Federal, state, county and municipal taxes, duties, assessments and charges now or hereafter arising out of or in connection with the filing, recording, execution and delivery of this First Amendment, including without limitation any and all documentary stamps and/or intangible taxes. If at any time any agency of the State of Florida shall determine that the documentary stamps affixed to the Revolving Note or the intangible personal property taxes affixed to this First Amendment are insufficient or if no documentary stamps or intangible personal property taxes have been affixed and that such stamps and taxes should thereafter be affixed, the Assignor shall pay for the same, together with any interest or penalties imposed in connection with such determination. Assignor may, at its expense and after prior notice to Lender, by appropriate proceedings diligently prosecuted, contest in good faith the validity or amount of any such taxes, assessments and other charges and, during the period of such contest, permit the items so contested to remain unpaid, however, if at any time Lender shall notify Assignor that, in its opinion, by nonpayment of any such items that the lien of any Assigned Mortgage, as to any part of the Mortgaged Property or the validity or operation of the Assignment, as amended by this First Amendment, will be adversely affected, or the nonpayment of any such items will result in the creation of a lien of equal or superior priority to any of the Assigned Mortgages upon any of the Mortgaged Property or of equal or superior priority to the lien and security interest of the Assignment on any Assigned Loan Document, Assignor shall promptly pay such taxes, assessments or charges.

(b) Severability. If any one or more of the provisions of this First Amendment is held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and of the remaining provisions of this First Amendment shall not be in any way impaired, and each term or provision shall be construed to be legal, valid, binding and enforceable to the maximum extent permitted by law.

(c) Survival of Covenants, Agreements, Representations and Warranties. All warranties, representations and covenants made by Assignor herein or in any certificate or other instrument delivered by it or on its behalf under this First Amendment shall be considered to have been relied upon by Lender and shall survive regardless of any investigation made by Lender or on its behalf. All such statements and any such certificate or other instrument shall constitute warranties and representations by Assignor hereunder.

(d) Headings. Paragraph headings have been inserted in this First Amendment as a matter of convenience of reference only; such paragraph headings are not part of this First Amendment and shall not be used in the interpretation of this First Amendment.

(e) Time of the Essence. Time is hereby expressly made of the essence with respect to the performance and/or satisfaction of each of the provisions and conditions of this First Amendment.

(f) Governing Law/Jurisdiction/Venue. This First Amendment is made and entered into in the County of Cuyahoga, State of Ohio and shall, in all respects, be interpreted, enforced and governed by and under the laws of Ohio, and all parties consent to jurisdiction and venue in any State or Federal Court in said County and State with respect to any claim, cause of action or proceeding relating to this First Amendment, the Revolving Note or any transaction contemplated hereby.

(g) Waiver of Trial by Jury. Each party hereby voluntarily and knowingly waives its right to trial by jury in connection with any dispute, claim, action, cause of action or proceeding between the parties hereto relating in any way to the Revolving Note, this First Amendment or any transaction contemplated hereby.

(h) Limited Modification/Conflicts. Except to the limited extent expressly provided herein, the Term Note, Assignment and all other Loan Documents shall emain in full force and effect. In the event of any inconsistency between the terms and conditions of the Assignment and this First Amendment, the terms and provisions of this First Amendment shall govern and control.

Signed, acknowledged and delivered           ASSIGNOR:
in the presence of:                      CV REIT, INC.,
                                         a Delaware corporation

/s/ Elaine Kahant                          By:   /s/ Alvin Wilensky
Name Printed:  Elaine Kahant                  Name Printed:  Alvin Wilensky
                                              Its:  President

Name Printed:  /s/ James Sadock, Jr.
Name Printed:  James Sadock, Jr.
Witness as to Assignor


                           LENDER:
                           OHIO SAVINGS BANK,
                           an Ohio corporation

                           By:   /s/ Robert Goldbert, President

                           By:   /s/ Mark N. Freimuth, Sr. Vice President


STATE OF FLORIDA           )
                              )ss:
COUNTY OF PALM BEACH  )

       Before me, a Notary Public in and for said County and State, on this
28th   day of    February  , 1994 personally appeared the above-named Alvin
Wilensky, the President of CV Reit, Inc., a Delaware corporation, who acknowledged to me that he did sign the foregoing instrument, and that such signing was the free act and deed of said CV Reit, Inc. and his free act and deed as such officer. Alvin Wilensky is personally known to me.

                                      /s/ Terri L. Windle
                                  Printed Name:  Terri L. Windle
                                  Notary Public, State of Florida
                                  My Commission Expires:   2/22/98
(SEAL) TERRI L. WINDLE
          MY COMMISSION #CC 343176
          EXPIRES:  February 22, 1998
          Bonded Thru Notary Public Underwriters


STATE OF OHIO         )
                             )ss:
COUNTY OF CUYAHOGA   )

I hereby certify that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgements, the foregoing instrument was acknowledged before me by Robert Goldberg and Marc W. Freimuth, President and Sr. Vice President, respectively, of Ohio Savings Bank, an Ohio corporation, freely and voluntarily under the authority duly vested in them by said corporation. They are personally known to me. WITNESS my hand and official seal in the County and State last aforesaid this 25th day of February, 1994.


                                        /s/ R. L. LUGIBIHL
                                         Notary Public, State of Ohio
                                         R. L. Lugibihl, Notary Public
(SEAL)                                   State of Ohio, Cuyahoga County
                                         My commission expires    7/11/94
                                         _________________________________
                                         Typed, printed or stamped name of
                                         Notary Public



                                        EXHIBIT A

                                         DRAFT



                                    February 1, 1994


Levy, Kneen, Wiener, Kornfeld & del Russo, P.A.
("Escrow Agent")
_______________________________________________
_______________________________________________

and/or

Director, Division of Florida Land Sales, Condominiums
and Mobile Homes ("Division")
_______________________________________________
_______________________________________________

              Re:  Irrevocable Letter of Credit No. 1994-_____

Gentlemen:

    You are hereby irrevocably authorized to draw on Ohio Savings Bank pursuant to this Irrevocable Letter of Credit No. 1994-______, for the account of NEWCEN COMMUNITIES, INC. by your draft at sight, upon the terms and conditions hereinafter set forth, an aggregate amount not exceeding
One Million Five Hundred Thousand Dollars ($1,500,000.00) (U.S.), effective immediately and expiring at the close of business on January 31, 1995 (the "Expiration Date").

    Funds under this Letter of Credit are available from time to time to the Division or Escrow Agent, as payee, in an aggregate amount not to exceed the amount of this Letter of Credit, upon presentation to us of a sight draft of the Division or Escrow Agent referring on its face to this Letter of Credit and accompanied by a written certificate signed by the Division or Escrow Agent stating the following:

"The sum of (insert amount of sight draft) Dollars ($______) is due and payable by NEWCEN COMMUNITIES, INC. as part of its obligation under its contract(s) with the purchaser(s) of (a) condominium unit(s) at Century Village at Pembroke Pines, Broward County, Florida, pursuant to a certain Escrow Agreement dated (insert date of escrow agreement) by and among NEWCEN COMMUNITIES, INC., as Developer, the Division of Florida Land Sales, condominiums and Mobile Homes, and Levy, Kneen, Wiener, Kornfeld & Del Russo, P.A., as Escrow Agent."

    We shall have the right to rely upon the aforementioned statement and the authority of any person signing the same on behalf of either the Escrow Agent or the Division, and we shall have no obligation to inquire as to the accuracy of the information set forth therein or the authority of any person signing the sight draft, the statement or any other instrument or document on behalf of the Escrow Agent or Division, or the authenticity of any signature on any document presented to us. The Bank shall be entitled to rely upon the representations of any person purporting to be an officer, agent or representations of any person purporting to be an officer, agent or representative of any addressee in determining the authority of any person claiming to have rights hereunder, and the Bank shall not be responsible to make any further inquiry or investigation.

    Presentation of the sight draft and the foregoing documentation shall be made at our Corporate Banking Department, Suite 200, Ohio Savings Plaza, 1801 East Ninth Street, Cleveland, Ohio 44114 or at AmTrust Bank, F.S.B., 5550 Glades Road, Boca Raton, Florida 33431, Attention: James Sadock, Jr. All drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored by us within fifteen (15) days after delivery of the required documentation as specified if presented at either of such offices on or before the Expiration Date.

    This Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce
(the "Uniform Customs") in effect on the date of issuance of this Letter of Credit. This Letter of Credit shall be deemed to be made under the laws of the State of Ohio, including Article 5 of the Uniform Commercial Code as in effect in the State of Ohio, and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the laws of the State of Ohio. Communications with respect to this Letter of Credit shall be in writing and shall be addressed to Ohio Savings Bank, Ohio
Savings Plaza, 1801 East Ninth Street, Cleveland, Ohio 44114, Attention:
Corporate Banking Department, specifically referring thereon to Ohio Savings Bank Irrevocable Letter of Credit No. 1994-________.

    This Credit is not transferable or negotiable and may only be drawn against by either of the named addressees. Upon payment to any addressee or to an addressee's account of the amount specified in a sight draft drawn hereunder, we shall be fully discharged on our obligation under this Letter of Credit to the extent of any such payment. Any attempted or purported assignment, transfer, conveyance or negotiation of this Letter of Credit shall be void.

    This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement, except to the extent explicitly referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except to such extent.

                                  Very truly yours,

                                  OHIO SAVINGS BANK

                                                D R A F T
                                  By:______________________________________
                                  Its:_____________________________________

                                                D R A F T
                                  And:_____________________________________
                                      Its:_________________________________